Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for the five years ended December 31, 2003. The historical information contained in the following table for our 2003, 2002 and 2001 operations primarily represents gross hotel-level revenues and expenses of our properties. During 2000 and 1999, we owned the hotels but leased them to third-party lessees and, accordingly, during these periods our historical revenues primarily represent rental income generated by our leases.

	Fiscal year
	2003	2002	2001	2000	1999
Income Statement Data:
Revenues	$3,425	$3,492	$3,537	$1,328	$1,228
Income (loss) from continuing operations	(226)	(56)	41	120	170
Income from discontinued operations (1)	240	40	10	36	41
Net income (loss)	14	(16)	51	156	211
Net income (loss) available to common Shareholders	(21)	(51)	19	141	216
Basic earnings (loss) per common share:
Income (loss) from continuing operations	(.92)	(.35)	.04	.47	.78
Income from discontinued operations	.85	.16	.04	.17	.17
Net income (loss)	(.07)	(.19)	.08	.64	.95
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	(.92)	(.35)	.04	.50	.79
Income from discontinued operations	.85	.16	.04	.13	.13
Net income (loss)	(.07)	(.19)	.08	.63	.92
Cash dividends per common share	—	—	.78	.91	.84
Balance Sheet Data:
Total assets	$8,592	$8,316	$8,338	$8,396	$8,202
Debt	5,486	5,638	5,602	5,322	5,069
Convertible Preferred Securities	475	475	475	475	497
Preferred stock	339	339	339	196	196

(1)	Discontinued operations reflect the disposition of 15 properties since January 1, 2002, including five properties classified as held for sale as of December 31, 2003 in accordance with SFAS 144, the gain on disposition and business interruption proceeds of the New York Marriott World Trade Center hotel as of December 31, 2003 and the disposition of the Mexico City Airport Marriott in January, 2004.